Exhibit C

NONCOMPETITION AND NONDISCLOSURE AGREEMENT

This Noncompetition Agreement (the “Agreement”) is entered into this __ day of July, 2007, between nCoat, Inc., a Delaware corporation (“nCoat”), MCC, Inc., a Pennsylvania corporation (the “Company”) and Michael Novakovic, an individual residing in the State of Pennsylvania (the “Stockholder”).  nCoat and the Company are sometimes hereafter referred to collectively as “Buyer”.

RECITALS:

A.         The Stockholder has acquired extensive knowledge of and experience in the business and/or operations of the Company through his status as a stockholder in the Company;

B.         Concurrently herewith, nCoat, the Stockholder, and other stockholders of the Company, are entering into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which nCoat is or has purchased one hundred percent (100%) of the issued and outstanding shares of common stock of the Company;

C.         The parties to this Agreement acknowledge that the Stockholder has held a unique position with respect to the Company, and has been made privy to highly sensitive trade secrets and other confidential information of the Company, that the Stockholder in a unique and special manner has contributed significantly to the creation and maintenance of the good will of the Company, and that nondisclosure of confidential information and a period of noncompetition are, therefore, necessary to safeguard nCoat’s interests arising in connection with the transaction which is the subject of the Purchase Agreement; and

D.         Buyer and the Stockholder desire to enter into a noncompetition agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged by the Stockholder, the parties agree as follows:

1.	Noncompetition.

(a)        During the term commencing on the date of this Agreement and ending on the fifth (5th) anniversary of the date hereof:

(i)         the Stockholder will not, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation or control of, or be associated as an officer, employee, consultant, agent, partner, or director with, or provide capital or other funding to enable a third party to engage in any state, province or country, any business whose products or services compete directly with products or services of Buyer (a “Restricted Business”); provided, however, that nothing herein will be deemed to preclude the Stockholder from owning up to one percent (1%) of the outstanding voting stock of any publicly traded corporation whose shares are listed on a national stock exchange or listed on NASDAQ;

(ii)        the Stockholder will not, directly or indirectly, solicit, divert, entice away or in any other manner persuade, or attempt to do any of the foregoing, with respect to any actual or prospective customer of Buyer to become a customer of Stockholders or any third party engaged in a Restricted Business or for any other transaction or business opportunity except in respect of Buyer; and

(iii)        the Stockholder will not, solicit, directly or indirectly, any employee or independent contractor of Buyer to leave such employment; provided, however that nothing herein will be deemed to preclude the Stockholder from hiring any such employee pursuant to a response to a general solicitation for employees.

(b)        If any restriction against engaging in a competitive activity contained in this Section 1 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

2.	Unauthorized Disclosure.

(a)        The Stockholder will not, without the prior written consent of the Chief Executive Officer of nCoat, disclose to any person other than as required by law or court order, any confidential information obtained by the Stockholder concerning Buyer or any Affiliate (as defined below) of Buyer before or during the term of this Agreement, or any confidential information concerning any third party obtained by the Stockholder in the course of his service as a director, officer, employee or consultant of the Buyer or any Affiliate including, but not limited to, such information with respect to any products, improvements, processes, services, formulas, customers, suppliers, vendors, marketing techniques, methods, future plans, operating practices, financial statements, results or information (“Confidential Information”).  Confidential Information will not include (i) any information known generally to the public or previously disclosed to the public (other than as a result of unauthorized disclosure by the Stockholder); or (ii) any information disclosed to the Stockholder by a third party without violating a legal duty owed to the Buyer or an Affiliate.

(b)        The Stockholder agrees that all documents, records, files, letters, disks, memoranda, reports, data, sketches, drawings, computer diskettes, compact discs, patents, patent pending, trade secrets, trademarks, copy rights, formulas, drawings, diagrams and other media, laboratory notebooks, program listings or other written, electronic, photographic or other tangible material (“Tangible Property”) containing Confidential Information, or any enhancements, inventions and/or modifications pertaining to or arising from the Tangible Property and/or Confidential Information during Stockholders employment with the Company, whether created by the Stockholder or others, which have or will come into the Stockholder’s custody or possession will be and are the exclusive property of the Company.  The Stockholder agrees that upon the request by Buyer the Stockholder will promptly deliver to Buyer all Tangible Property in the Stockholder’s possession or under the Stockholder’s control which contains Confidential Information.  The Stockholder will not retain or deliver to any third person a copy of such Tangible Property.

(c)        The Stockholder agrees that the obligations not to disclose or use Confidential Information or Tangible Property of the types set forth in Subsection 2(a) or 2(b) above also extend to such types of Confidential Information and Tangible Property of customers or suppliers to the Company or its Affiliates or other third parties who may have disclosed or entrusted the same to the Company or an Affiliate or to the Stockholder in the course of the operation of the business of the Company.

(d)        The covenants set forth in this Section s will lapse six (6) years following the date of this Agreement.

(e)        For purposes of this Agreement, the term “Affiliate” means any person or entity that controls, is controlled by, or is under common control with any other person.

3.         Public Announcements.   The Stockholder agrees that he will not make or cause to be made any public statement, public announcement, or press release which is intended, or would reasonably be expected, to disparage Buyer or the transactions contemplated by the Purchase Agreement.

4.         Injunctive Relief.   The Stockholder acknowledges that a breach of a covenant or restriction contained in Section 2 or 3 hereof will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that any remedy at law for any such breach will be inadequate.  Accordingly, the Stockholder agrees that if the Stockholder breaches any covenant or restriction contained in Section 2 or 3 hereof, then Buyer will be entitled to injunctive relief, without posting bond or other security, in addition to any and all other remedies available to Buyer at law or in equity.

5.         Successors; Binding Agreement.   This Agreement will inure to the benefit of and be enforceable by the Stockholder and by the Stockholder’s personal or legal representatives, executors, administrators, heirs, distributees, and devisees, and by Buyer and its successors and assigns.

6.          Notices.   All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when delivered by facsimile or electronic mail or by courier or overnight express service or five days after having been sent by certified or registered mail, postage prepaid, addressed: (a) if to the Stockholder, Michael Novakovic, 113 North Spring Mill Road, Villanova, Pennsylvania 19085; to nCoat, nCoat, Inc., 7237 Pace Drive, P.O. Box 189, Whitsett, NC 27377, with a copy to Jeffrey M. Jones, Durham Jones & Pinegar, 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, Fax: (801) 415-3500; to the Company, MCC, Inc., 100 Ross Road, King of Prussia, Pennsylvania  19406, Attn:  President, Facsimile No.:  (610) 265-0110 or (b) to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

7.          Governing Law; Validity.   The interpretation, construction and performance of this Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which other provisions will remain in full force and effect.

8.          Counterparts; Fax Signatures.   This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.  Signatures transmitted via facsimile transmission will constitute original signatures.

9.          Litigation Expenses.  If any action, suit, or proceeding is brought by a party hereto with respect to a matter or matters covered by this Agreement, all costs and expenses of the prevailing party incident to such proceeding, including reasonable attorney's fees, will be paid by the other party.

10.        Miscellaneous.   No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Stockholder and by a duly authorized officer of Buyer.  No waiver by any party hereto at any time of any breach by another party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed or complied with by such other party will be deemed a waiver of any similar or dissimilar conditions or provisions at the same or at any prior or subsequent time.  Failure by the Stockholder or Buyer to insist upon strict compliance with any provisions of this Agreement or to assert any right which the Stockholder or Buyer may have hereunder will not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.

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IN WITNESS WHEREOF, Buyer has caused this Agreement to be executed by its duly authorized officer, and the Stockholder has executed this Agreement, effective as of the day and year first above written.

nCoat:

nCoat, Inc.

      /s/
Paul S. Clayson, Chief Executive Officer

The Company:

MCC, Inc.

      /s/
Michael Novakovic, Chief Executive Officer

Stockholder:

Michael Novakovic

      /s/
Signature